Filed Pursuant To Rule 433

Registration No. 333-209926

August 18, 2016

SPDR® ETF Trading Report

INVESTMENT PROFESSIONAL USE ONLY

July 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	82,422,694	17,684,526,824	97,039,102	11,615	9,677	2,485,958	2,020,171	271	0.40	253,123,046
MDY	SPDR S&P MidCap 400® ETF	0.03	0.01	0.04	1,471,711	412,942,902	1,738,401	1,482	1,647	413,374	446,106	115	0.50	3,623,626
SLY	SPDR S&P 600 Small Cap ETF	0.27	0.25	0.26	16,047	1,801,271	17,823	3,185	2,878	341,942	299,398	149	0.60	35,183
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	3,289,725	604,685,994	3,371,075	4,993	3,748	913,070	669,205	172	0.30	6,285,816
THRK	SPDR Russell 3000 ETF	0.51	0.32	0.50	4,566	792,387	9,292	2,448	2,403	388,718	370,639	94	0.40	3,170
TWOK	SPDR Russell 2000® ETF	0.19	0.27	0.18	8,649	641,733	7,355	6,086	5,300	430,524	363,474	306	0.70	5,398
ONEK	SPDR Russell 1000 ETF	0.22	0.22	0.21	4,755	510,264	4,706	3,753	3,614	373,536	353,883	162	0.40	9,456
RSCO	SPDR Russell Small Cap Completeness ETF	0.45	0.56	0.45	2,722	231,831	1,996	2,489	2,493	199,991	195,950	65	0.50	2,761
SPYX	SPDR S&P 500 Fossil Fuel Free ETF	0.12	0.22	0.08	2,195	130,271	10,064	14,698	13,948	749,892	693,355	128	0.40	13,215
SHE	SPDR SSGA Gender Diversity Index ETF	0.05	0.08	0.05	324	24,000	458	5,375	5,768	344,000	360,731	68	0.60	3,217
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.13	0.12	0.16	56,200	5,988,676	39,051	2,006	2,800	207,842	284,340	148	0.40	24,976
SPYV	SPDR S&P 500 Value ETF	0.13	0.13	0.15	7,903	868,958	8,332	1,805	2,317	183,984	231,561	108	0.40	3,393
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.31	0.24	0.31	27,063	3,532,793	18,724	2,821	3,171	357,505	392,823	100	0.40	275,148
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.24	0.28	0.23	13,674	1,219,091	13,879	6,110	6,148	517,028	506,472	100	0.60	5,111
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.50	0.27	0.49	15,914	3,091,078	17,268	2,645	2,678	487,685	475,265	72	0.60	21,878
SLYV	SPDR S&P 600 Small Cap Value ETF	0.23	0.22	0.24	34,588	3,721,109	34,437	2,312	2,333	238,922	233,463	89	0.60	26,851
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	4,557,008	367,459,165	5,459,905	8,109	7,833	651,639	617,162	188	0.50	18,105,216
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	11,755,464	651,095,876	10,990,720	46,833	45,323	2,586,587	2,444,269	391	0.40	51,622,095
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	12,053,272	821,549,007	13,744,206	9,750	9,104	661,830	610,150	185	0.80	27,948,524
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	38,192,801	891,209,921	43,215,693	958,879	908,960	22,274,759	20,906,080	1,309	0.50	85,152,449
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	7,608,752	563,808,371	9,378,573	14,628	13,749	1,079,693	979,891	222	0.30	35,170,026
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	10,974,908	632,509,776	12,326,974	31,688	30,276	1,822,060	1,697,273	303	0.50	30,477,741

Source: ArcaVision. Data is as of July 31, 2016. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,449,490	213,229,127	5,492,682	22,033	20,238	1,052,516	949,365	246	0.60	15,350,297
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	8,051,022	363,806,885	9,318,096	78,844	88,053	3,541,672	3,830,306	409	0.50	13,909,279
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	14,405,913	753,277,579	14,178,701	25,485	24,232	1,328,533	1,220,566	307	0.70	43,784,505
XLFS	Financial Services Select Sector SPDR Fund	0.14	0.49	0.16	4,889	152,764	6,315	7,937	6,812	232,157	196,594	150	0.70	16,243
XLRE	Real Estate Select Sector SPDR Fund	0.10	0.28	0.10	70,643	2,441,163	25,460	8,157	8,029	277,909	271,701	214	0.50	56,604
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,869,303	89,319,107	3,199,765	23,442	18,204	725,764	568,693	262	0.80	4,401,273
KCE	SPDR S&P Capital Markets ETF	0.06	0.15	0.06	18,190	703,273	9,969	2,472	2,373	93,417	90,910	150	1.00	39,293
KIE	SPDR S&P Insurance ETF	0.04	0.05	0.04	103,389	7,531,179	158,287	2,822	2,877	201,971	205,044	213	0.50	932,038
KRE	SPDR S&P Regional Banking ETF	0.01	0.03	0.01	4,688,793	184,786,148	5,417,710	8,763	7,328	344,386	288,796	170	0.90	23,244,302
XBI	SPDR S&P Biotech ETF	0.01	0.03	0.02	6,641,858	387,810,551	7,160,688	2,253	2,133	130,989	118,232	160	1.40	30,205,807
MTK	SPDR Morgan Stanley Technology ETF	0.10	0.18	0.10	13,474	784,009	16,285	5,536	5,382	304,591	287,076	141	0.60	6,497
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	2,278,510	80,301,533	2,901,487	18,359	18,929	643,850	641,315	209	0.80	11,333,902
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	4,857,447	131,605,469	7,718,515	9,423	10,061	253,479	235,126	198	1.80	25,997,721
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.09	0.02	586,784	10,885,325	705,216	37,085	29,322	684,218	536,886	297	2.00	671,696
XITK	SPDR FactSet Innovative Technology ETF	0.06	0.11	0.07	562	37,949	752	818	605	47,567	33,239	108	1.00	18,410
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	13,189,718	453,263,775	15,186,353	11,092	10,352	379,901	358,179	200	1.60	56,082,176
XPH	SPDR S&P Pharmaceuticals ETF	0.03	0.08	0.04	92,201	4,246,376	173,255	3,153	9,141	139,772	387,761	180	0.90	992,577
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	3,835,050	168,375,319	5,116,488	8,014	8,369	351,414	354,092	158	0.80	22,898,728
XSD	SPDR S&P Semiconductor ETF	0.03	0.07	0.04	166,739	7,933,915	99,792	2,322	2,380	109,088	107,862	264	1.10	1,048,434
XHE	SPDR S&P Health Care Equipment ETF	0.15	0.31	0.16	5,342	280,479	3,889	1,718	2,049	84,697	96,201	136	0.60	5,189
XTL	SPDR S&P Telecom ETF	0.14	0.23	0.14	3,591	237,218	3,514	3,920	4,594	235,749	265,855	133	0.70	3,834
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.11	0.08	15,834	936,536	14,384	2,510	2,008	143,020	112,448	180	0.60	8,764
XHS	SPDR S&P Health Care Services ETF	0.07	0.12	0.07	13,812	865,842	15,645	7,536	7,056	442,212	406,073	195	0.60	12,311
XSW	SPDR S&P Software & Services ETF	0.09	0.17	0.09	3,548	215,276	3,543	2,018	2,243	106,409	114,685	216	0.70	800
XTH	SPDR S&P Technology Hardware ETF	0.13	0.24	0.12	120	26,020	287	1,000	2,128	55,222	108,549	1	0.00	—
XTN	SPDR S&P Transportation ETF	0.05	0.11	0.05	35,740	1,709,736	30,860	3,520	3,182	161,181	142,363	331	0.90	447,388
XWEB	SPDR S&P Internet ETF	0.13	0.24	0.13	269	0	435	3,686	3,082	—	163,593	1	1.30	414

Source: ArcaVision. Data is as of July 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.05	247,462	25,509,452	257,970	3,850	3,509	389,466	339,847	179	0.60	225,236
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.08	0.04	217,311	11,401,268	214,016	1,299	1,468	66,379	73,048	229	0.50	226,896
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	545,193	22,913,626	601,404	6,473	5,014	269,083	208,933	243	0.60	636,637
Global Equities														
DGT	SPDR Global Dow ETF	0.40	0.61	0.31	1,874	131,659	3,183	1,221	824	79,988	53,329	148	0.70	12,321
GII	SPDR S&P Global Infrastructure ETF	0.24	0.50	0.27	9,529	467,075	11,753	1,087	1,531	51,339	71,375	167	0.60	13,485
GNR	SPDR S&P Global Natural Resources ETF	0.06	0.15	0.06	193,020	7,532,856	157,545	1,837	2,093	71,055	78,467	207	0.90	107,341
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.05	0.02	198,193	6,191,296	260,897	12,832	14,626	395,354	446,239	286	0.70	21,694
ACIM	SPDR MSCI ACWI IMI ETF	3.78	5.32	2.42	11,336	748,502	6,199	431	490	27,675	31,012	111	1.10	4,306
GWL	SPDR S&P World ex-US ETF	0.04	0.15	0.04	134,889	3,463,548	132,697	4,085	3,260	103,677	82,511	387	0.60	30,423
MDD	SPDR S&P International Mid Cap ETF	0.54	1.87	0.55	3,568	114,025	5,215	460	502	13,368	14,548	148	0.90	9,405
GWX	SPDR S&P International Small Cap ETF	0.06	0.20	0.06	141,206	4,326,338	136,813	1,102	999	32,355	29,321	231	0.60	19,857
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.05	0.06	0.05	299	26,279	365	1,000	1,001	71,100	70,971	79	0.60	1,899
International Developed Equities — Region/Country														
JSC	SPDR Russell/Nomura Small Cap Japan ETF	0.25	0.44	0.25	2,604	136,852	2,290	742	765	41,426	41,830	273	0.70	1,036
JPP	SPDR Russell/Nomura PRIME Japan ETF	0.27	0.59	0.38	2,150	102,787	3,090	678	825	30,795	36,787	120	0.70	3,579
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,774,694	87,036,032	3,562,932	68,737	62,339	2,142,532	1,991,108	349	0.80	1,195,147
FEU	SPDR STOXX Europe 50 ETF	0.05	0.17	0.05	56,774	1,778,384	89,315	1,085	1,187	32,333	35,491	281	0.70	9,984
SMEZ	SPDR EURO STOXX Small Cap ETF	0.17	0.39	0.19	1,441	71,759	2,761	579	351	25,036	16,072	155	1.30	446
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.14	0.42	0.14	3,956	149,627	4,583	2,211	1,240	71,415	40,102	382	1.10	3,054
HREX	SPDR MSCI International Real Estate Currency Hedged ETF	0.16	0.40	0.18	123	7,141	398	370	382	15,100	15,563	81	1.30	120
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.12	0.30	0.12	117	8,218	106	362	362	14,371	14,263	74	0.90	101
Emerging Market Equities														
EMBB	SPDR MSCI EM Beyond BRIC ETF	0.91	1.75	0.86	1,789	99,344	973	414	465	21,462	23,687	69	0.80	1,905
EMFT	SPDR MSCI EM 50 ETF	2.11	4.74	2.03	3,645	170,287	1,663	450	511	18,981	21,058	111	1.50	1,957
GMM	SPDR S&P Emerging Markets ETF	0.14	0.25	0.19	14,713	866,348	31,321	650	663	36,933	35,868	165	0.70	9,575

Source: ArcaVision. Data is as of July 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors 3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2016
Emerging Market Equities (cont'd)														
GML	SPDR S&P Emerging Latin America ETF	0.23	0.52	0.27	10,175	459,598	6,946	610	520	27,017	22,225	162	1.10	5,985
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.41	0.71	0.37	965	64,681	1,087	339	344	19,757	19,040	110	1.00	398
GUR	SPDR S&P Emerging Europe ETF	0.10	0.40	0.19	12,320	333,212	33,639	508	666	13,035	16,810	96	0.90	32,511
GMF	SPDR S&P Emerging Asia Pacific ETF	0.13	0.17	0.16	24,464	1,973,751	30,465	1,046	990	80,908	72,567	178	0.70	27,211
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.10	0.24	0.09	40,055	1,652,956	47,388	772	929	31,119	35,962	168	0.60	34,734
BIK	SPDR S&P BRIC 40 ETF	0.03	0.17	0.04	11,221	235,483	7,967	1,005	1,348	19,758	25,531	175	0.90	219
GXC	SPDR S&P China ETF	0.08	0.11	0.09	42,404	3,100,409	57,191	860	887	61,266	60,662	128	0.80	12,015
RBL	SPDR S&P Russia ETF	0.10	0.56	0.10	16,670	296,130	8,237	3,769	2,737	64,751	46,064	241	1.00	5,869
XINA	SPDR MSCI China A Shares IMI ETF	0.24	1.12	0.18	—	7,281	670	173	402	3,771	8,374	—	1.10	856
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.75	2.21	0.68	1,501	54,975	2,210	415	573	14,205	19,654	55	1.20	1,878
IPS	SPDR S&P International Consumer Staples Sector ETF	0.21	0.48	0.30	4,238	200,011	3,660	377	520	16,494	22,516	129	0.40	3,007
IPW	SPDR S&P International Energy Sector ETF	0.07	0.40	0.09	55,569	980,867	54,626	995	893	17,353	15,270	240	0.90	19,855
IPF	SPDR S&P International Financial Sector ETF	0.39	2.31	0.34	1,255	23,989	4,045	1,823	1,352	30,809	23,011	57	1.60	6,682
IRY	SPDR S&P International Health Care Sector ETF	0.19	0.39	0.17	17,724	889,635	10,408	638	765	31,307	37,041	196	0.60	264,432
IPN	SPDR S&P International Industrial Sector ETF	0.08	0.27	0.08	3,974	120,378	3,768	1,767	1,461	50,642	41,595	159	0.60	1
IRV	SPDR S&P International Materials Sector ETF	0.14	0.74	0.13	9,241	178,505	3,343	801	879	15,259	16,613	78	1.60	1,900
IPK	SPDR S&P International Technology Sector ETF	0.22	0.72	0.30	2,225	69,837	2,186	984	954	29,973	29,011	61	1.40	665
IST	SPDR S&P International Telecommunications Sector ETF	0.06	0.26	0.08	3,446	91,934	4,862	992	872	24,631	21,835	118	0.70	194
IPU	SPDR S&P International Utilities Sector ETF	0.05	0.33	0.07	17,348	297,075	35,394	1,196	1,057	19,722	17,377	198	0.40	6,300
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.04	0.16	0.05	49,977	1,439,898	48,342	818	817	22,650	21,585	214	0.80	175,093
DWX	SPDR S&P International Dividend ETF	0.03	0.09	0.04	165,627	6,002,400	171,784	1,108	1,529	39,500	53,974	192	0.80	252,661
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	887,733	77,871,313	937,622	6,438	4,792	550,127	396,107	281	0.30	730,523
WDIV	SPDR S&P Global Dividend ETF	0.09	0.15	0.10	11,692	763,429	11,688	609	716	37,971	43,425	162	0.50	11,959
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.17	0.05	18,041	697,889	19,283	20,482	20,374	699,665	674,176	206	0.50	20,906

Source: ArcaVision. Data is as of July 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.04	0.09	0.05	422	23,814	1,298	1,014	1,014	49,514	47,212	45	1.10	129
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.11	0.06	2,108	113,412	2,171	996	980	51,414	50,156	164	0.80	1,824
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.12	0.06	602	36,275	3,263	922	983	44,828	49,956	129	1.30	395
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.27	0.41	0.27	244	14,397	1,487	663	592	42,976	37,888	51	1.20	338
QESP	SPDR MSCI Spain StrategicFactors ETF	0.04	0.09	0.05	132	5,638	652	996	1,018	38,864	40,832	24	3.00	325
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.16	0.33	0.13	1,055	56,940	1,084	808	1,185	38,130	54,285	121	1.20	2,046
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.32	0.58	0.58	1,254	75,654	846	1,915	1,691	104,138	91,297	—	0.80	1,443
QMEX	SPDR MSCI Mexico StrategicFactors ETF	0.05	0.23	0.06	310	8,236	357	667	674	14,867	14,889	56	1.60	3,726
QKOR	SPDR MSCI South Korea StrategicFactors ETF	0.06	0.22	0.08	817	21,730	517	603	600	16,070	15,564	91	1.70	47
QTWN	SPDR MSCI Taiwan StrategicFactors ETF	0.22	0.39	0.22	28	2,079	—	458	458	26,166	26,166	19	0.00	100
QWLD	SPDR MSCI World StrategicFactors ETF	0.34	0.54	0.42	1,133	59,996	651	440	477	27,799	29,684	81	0.50	6,069
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.32	0.62	0.26	4,561	247,687	24,579	781	2,071	39,933	99,905	80	0.70	339,624
QUS	SPDR MSCI USA StrategicFactors ETF	0.07	0.11	0.07	1,071	79,402	1,743	1,813	1,922	114,183	116,300	116	0.40	1,902
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.07	0.15	0.06	1,419	63,875	763	7,940	6,242	377,706	292,750	165	0.80	—
VLU	SPDR S&P 1500 Value Tilt ETF	0.69	0.87	0.54	112	10,813	277	5,161	5,146	411,383	402,006	16	2.00	4,136
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.73	0.80	0.79	320	33,235	661	1,481	1,710	136,459	154,105	20	0.40	1,004
LGLV	SPDR Russell 1000 Low Volatility ETF	0.47	0.59	0.65	8,487	713,774	16,099	933	1,073	75,368	84,434	179	0.40	4,860
SMLV	SPDR Russell 2000 Low Volatility ETF	0.26	0.33	0.26	10,901	935,111	8,263	2,674	2,456	214,268	192,010	201	0.50	12,062
ONEY	SPDR Russell 1000 Yield Focus ETF	0.40	0.62	0.29	170	13,808	373	4,718	2,475	308,463	155,727	38	1.50	3,541
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.26	0.42	2.37	1,438	85,054	1,482	3,856	2,388	242,735	145,787	61	0.50	5,449
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.16	0.25	0.15	925	63,310	866	1,741	1,570	113,705	100,449	5	1.30	2,259
Advanced Beta — Fixed Income														
CBND	SPDR Barclays Issuer Scored Corporate Bond ETF	0.11	0.35	0.13	6,490	222,991	12,346	372	583	12,246	18,802	136	0.20	17,253
Fixed Income — US Government														
BIL	SPDR Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	942,772	43,385,979	1,193,054	1,956,760	2,367,691	89,443,500	108,227,156	1,079	0.00	392,770
ITE	SPDR Barclays Intermediate Term Treasury ETF	0.06	0.10	0.06	68,470	4,287,214	66,576	4,079	6,127	250,777	375,156	328	0.10	5,478
TLO	SPDR Barclays Long Term Treasury ETF	0.08	0.10	0.09	214,462	17,358,827	152,099	3,910	6,024	313,387	469,812	270	0.60	23,983
IPE	SPDR Barclays TIPS ETF	0.08	0.14	0.07	55,357	3,292,837	38,497	7,176	9,236	417,428	533,102	287	0.20	27,574

Source: ArcaVision. Data is as of July 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Barclays Short Term Treasury ETF	0.05	0.16	0.06	77,094	2,406,529	44,713	2,988	2,777	91,373	84,837	451	0.10	84,819
SIPE	SPDR Barclays 0–5 Year TIPS ETF	0.15	0.77	0.16	913	13,949	675	2,423	2,882	48,048	56,862	165	0.40	9,706
TIPX	SPDR Barclays 1–10 Year TIPS ETF	0.12	0.62	0.12	76,378	1,521,723	26,918	1,846	1,785	36,809	35,575	507	0.50	55,155
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	713,091	22,133,252	647,957	16,170	13,797	497,389	423,706	371	0.00	167,304
ITR	SPDR Barclays Intermediate Term Corporate Bond ETF	0.02	0.06	0.02	347,179	12,262,793	382,013	1,581	2,984	55,145	103,127	329	0.10	199,797
LWC	SPDR Barclays Long Term Corporate Bond ET	0.16	0.37	0.16	23,158	1,055,685	24,698	414	483	17,814	20,049	109	0.60	18,257
FLRN	SPDR Barclays Investment Grade Floating Rate ETF	0.04	0.12	0.05	33,937	1,064,485	38,701	987	696	30,133	21,256	176	0.10	20,488
Fixed Income — High Yield														
JNK	SPDR Barclays High Yield Bond ETF	0.01	0.03	0.01	11,402,936	411,314,070	12,190,707	78,613	74,374	2,827,710	2,626,890	439	0.40	23,580,338
SJNK	SPDR Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,325,022	36,272,927	1,497,214	18,022	14,232	489,297	381,845	374	0.20	411,217
IJNK	SPDR Barclays International High Yield Bond ETF	0.23	1.02	0.17	785	21,055	2,030	4,363	4,032	100,218	91,647	49	0.50	1,789
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.26	0.99	0.28	3,388	96,068	6,324	903	864	23,668	22,196	84	0.30	11,255
Fixed Income — US Mortgage														
MBG	SPDR Barclays Mortgage Backed Bond ETF	0.06	0.23	0.07	31,856	888,618	33,808	2,053	2,684	55,677	72,763	185	0.10	14,740
Fixed Income — US Aggregate														
BNDS	SPDR Barclays Aggregate Bond ETF	0.05	0.08	0.05	65,938	4,044,432	71,202	1,440	1,419	85,666	83,721	239	0.20	13,527
Fixed Income — Hybrids														
CWB	SPDR Barclays Convertible Securities ETF	0.02	0.05	0.02	558,289	25,533,158	598,161	2,460	3,326	110,331	145,812	218	0.30	1,500,979
PSK	SPDR Wells Fargo Preferred Stock ETF	0.04	0.08	0.05	148,341	7,015,856	111,581	12,251	8,033	565,874	369,357	241	0.10	35,676
Fixed Income — Municipal														
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	284,642	14,158,538	274,081	8,846	9,199	434,250	450,751	317	0.00	151,334
TFI	SPDR Nuveen Barclays Municipal Bond ETF	0.02	0.04	0.02	404,034	20,546,910	287,652	9,729	7,455	490,633	374,241	291	0.10	99,338
CXA	SPDR Nuveen Barclays California Municipal Bond ETF	0.09	0.37	0.08	38,659	1,002,328	32,896	1,013	1,014	25,649	25,492	271	0.20	73,151
INY	SPDR Nuveen Barclays New York Municipal Bond ETF	0.13	0.51	0.14	3,878	107,059	4,741	1,881	2,284	46,085	55,730	120	0.20	16,844

Source: ArcaVision. Data is as of July 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors 6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 7/15/2016
Fixed Income — Municipal (Cont'd)														
BABS	SPDR Nuveen Barclays Build America Bond ETF	0.77	1.14	0.67	12,962	933,571	7,778	639	675	43,088	44,678	204	0.50	5,874
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.04	0.06	0.04	92,713	5,702,616	84,413	626	752	37,297	44,503	159	0.10	29,388
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.14	0.26	0.15	47,228	2,655,102	64,577	655	1,022	35,848	55,198	156	0.40	13,206
BWZ	SPDR Barclays Short Term International Treasury Bond ETF	0.13	0.43	0.08	24,127	798,907	86,731	850	6,666	26,648	209,646	175	0.30	16,014
BWX	SPDR Barclays International Treasury Bond ETF	0.08	0.14	0.06	325,393	18,820,013	389,197	700	1,292	39,928	72,882	235	0.40	383,963
IBND	SPDR Barclays International Corporate Bond ETF	0.10	0.30	0.09	29,691	1,000,670	44,518	837	903	27,420	29,682	142	0.30	56,529
EMCD	SPDR BofA Merrill Lynch Emerging Markets Corporate Bond ETF	0.79	2.66	0.72	2,067	67,807	2,270	454	668	13,438	19,265	89	1.30	2,407
EBND	SPDR Barclays Emerging Markets Local Bond ETF	0.11	0.41	0.10	90,873	2,552,405	143,929	1,433	7,010	39,923	191,233	193	0.40	154,032
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	12,977,299	1,670,564,416	12,196,947	8,148	7,832	1,042,211	970,541	240	0.80	15,162,312
NANR	SPDR S&P North American Natural Resources ETF	0.06	0.17	0.05	60,059	2,121,713	52,234	3,107	3,330	108,248	112,920	327	0.90	20,787
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.06	0.24	0.06	11,695	300,966	10,643	12,622	14,867	309,239	358,592	117	0.40	20,306
INKM	SPDR SSGA Income Allocation ETF	0.06	0.19	0.06	7,025	226,617	4,912	6,033	5,768	189,738	179,212	303	0.20	1,351
GAL	SPDR SSGA Global Allocation ETF	0.09	0.27	0.09	21,210	730,889	26,247	12,072	15,880	408,396	529,598	279	0.20	39,559
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.24	0.41	0.24	184	12,515	962	1,315	1,358	78,427	78,560	24	0.90	5
SYG	SPDR MFS Systematic Growth Equity ETF	0.23	0.37	0.22	1,156	74,269	1,607	723	996	44,971	60,198	32	0.50	—
SYV	SPDR MFS Systematic Value Equity ETF	0.28	0.52	0.29	371	21,531	413	1,613	1,678	85,618	87,743	13	0.70	326
RORO	SPDR SSGA Risk Aware ETF	0.20	0.49	0.21	284	14,344	304	675	578	26,933	22,837	84	1.10	2,361

Source: ArcaVision. Data is as of July 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Consolidated Consolidated Avg. Avg. Avg. Quote Short

Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest

Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of

Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 7/15/2016

Active — Fixed Income

TOTL SPDR DoubleLine Total Return Tactical ETF 0.02 0.04 0.02 361,831 18,394,664 393,059 4,136 4,965 206,635 246,562 279 0.10 81,926

SRLN SPDR Blackstone / GSO Senior Loan ETF 0.05 0.10 0.05 94,109 4,537,626 90,019 2,779 2,628 130,446 123,096 327 0.10 26,934

ULST SPDR SSGA Ultra Short Term Bond ETF 0.04 0.09 0.07 17,725 720,733 11,850 4,172 3,168 167,047 126,942 668 0.10 2,416

Source: ArcaVision. Data is as of July 31, 2016. Past performance is not a guarantee of future results.

Prior to July 15, 2016, the SPDR MSCI StrategicFactorsSM ETF suite was known as the SPDR MSCI Quality Mix ETF suite. There were no changes to the investment objectives, strategies or policies of any of the funds comprising such suite in connection with each fund’s name change.

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For investment professional use only. Not for use with the public. in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.

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Important Risk Information Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com

ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. The trademarks and service marks referenced herein are the property of their respective owners. Third party data

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You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting

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request it by calling 866.320.4053. Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer,

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,

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1940 Act or the protections afforded by the CEA.

State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services

shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, MFS, and

gold could materially and adversely affect an investment in the shares. The price received upon the sale of the DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC.

shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold Before investing, consider the funds’ investment objectives, risks, charges and expenses.

represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.

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© 2016 State Street Corporation. All Rights Reserved.

State Street Global Advisors ID7438-IBG-20800 0816 Exp. Date: 09/30/2016 SPD001153

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.